Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 34, dated July 23, 1997
(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated June 9, 1997)
(CUSIP No. 17120Q ZQ7)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Floating Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:         $50,000,000

Issue Price:              100%

Calculation Agent:        First Trust of New York, National Association

Original Issue Date:      July 28, 1997

Stated Maturity:          July 18, 2000

Initial Interest Rate:    to be determined on July 24, 1997

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:
     [ ] Commercial Paper Rate [ ] LIBOR      [ ] Treasury Rate  [ ] CD Rate
     [ ] Federal Funds Rate    [ ] Prime Rate [X] Other (see attachment
                                                  hereto)
     if LIBOR, Designated Page: [ ] Reuters Page [ ] Telerate Page if LIBOR, Index Currency: U.S. Dollars

Interest Reset Period:    quarterly

Interest Reset Dates:     the 28th of January, April, July and October,
                          commencing October 28, 1997

Interest Payment Period: quarterly

Interest Payment Dates:   the 28th day of January, April, July and October,
                          commencing October 28, 1997

Index Maturity: two years

Spread (+/-):  +.02

Spread Multiplier:  n/a

Maximum Interest Rate:  n/a

Minimum Interest Rate:  n/a

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:

Agent's Capacity:   [ ] Agent   [X] Principal

Net proceeds to Company (if sale to Agent as principal): $49,875,000

Agent:    [ ] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [ ] J.P. Morgan & Co.    [X] Other: Bears, Stearns & Co. Inc.

                   Attachment to Pricing Supplement No. 34
                             dated July 23, 1997


Base Rate:  Daily Treasury Constant Maturities ("CMT")

Index Maturity:  2-year

Each Note will bear interest for each Interest Reset Period at the interest rate equal to the 2-year CMT plus .02%.

Determination of the 2-Year CMT: For each Interest Reset Period, the 2-Year CMT shall be the Treasury Rate displayed on Telerate page 7051 (or such other page as may replace the 7051 page on that service ("Telerate Page 7051")) for the Determination Date (defined below) under the heading "Daily Treasury Constant Maturities ... Federal Reserve Board Release H.15... Approximately 3:45 p.m. EST...2 YR." If such rate is no longer displayed, then the 2-Year CMT for such Interest Reset Period will be such 2-Year Treasury Constant Maturity rate or other 2-Year United States Treasury rate that the Calculation Agent determines to be comparable to the rate formerly displayed on Telerate Page 7051 for the Determination Date with respect to such Interest Reset Period as may then be published in the Federal Reserve Board Statistical Release H.15 (519) by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. If such rates are not available, then the 2-Year CMT for the Interest Reset Period will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing mid-market prices as of approximately 3:30 p.m. (New York City time) on the Determination Date reported, according to their written records, by five leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent, for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately 2 years and a remaining term to maturity of not less than one year, eliminating the highest and lowest quotes and averaging the remaining three (or, in the event of equality, one of the highest or one of the lowest, as the case may be). If the Calculation Agent cannot obtain five such Treasury Note quotations, the 2-Year CMT for such Reset Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market mid-market prices as of approximately 3:30 p.m. (New York City time) on the Determination Date of three Reference Dealers in the City of New York with an original maturity of greater than 2 years and a remaining term to maturity closest to two years. If the Treasury Notes with an original maturity of greater than 2 years have remaining terms to maturity equally close to two years, the quotes for the Treasury Note with an original term to maturity closest to two years will be used. If fewer than three Reference Dealers selected by the Calculation Agent are quoting, the 2-Year CMT will be the same as the 2-Year CMT in effect on such Determination Date.

     "Determination Date" means the day that is two New York Business Days prior to the Interest Reset Date which constitutes the first day of the relevant Interest Reset Period.